Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Indonesia Energy Corporation Limited on Form F-3 (File No. 333-278175) of our report dated April 26, 2024, with respect to our audits of the consolidated financial statements of Indonesia Energy Corporation Limited as of December 31, 2023 and 2022 and for each of the three years in the period ended December 31, 2023, which report is included in this Annual Report on Form 20-F of Indonesia Energy Corporation Limited for the year ended December 31, 2023 .

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

April 26, 2024